EXHIBIT 10.10
2003 Share Option Plan (Canada)
AMVESCAP PLC
June 2003

1.	DEFINITIONS	1
2.	EFFECTIVE DATE AND TERM	4
3.	ADMINISTRATION OF THE PLAN	4
4.	ELIGIBILITY	4
5.	GRANT, VESTING AND LAPSE OF AWARDS	4
6.	EXERCISE OF AWARDS	5
7.	SECURITIES MATTERS	7
8.	TAXES AND WITHHOLDING	7
9.	EMPLOYMENT RIGHTS	7
10.	RESTRICTIONS ON TRANSFER	8
11.	CHANGE IN CONTROL	8
12.	SET-OFF	8
13.	VARIATION OF CAPITAL	8
14.	EXPENSES	9
15.	TITLES AND HEADINGS NOT TO CONTROL	9
16.	AMENDMENT AND TERMINATION OF PLAN	9
17.	GOVERNING LAW	9

THE AMVESCAP 2003
SHARE OPTION PLAN (CANADA)
1.	DEFINITIONS

As used in the Plan, the terms set forth below shall have the meanings indicated unless the context clearly indicates to the contrary. Where the context so admits or requires, the singular shall include the plural and the masculine shall include the feminine and vice versa.

Award. “Award” shall mean, with respect to each Global Partner, the right to acquire Shares at their nominal value from the Trustee or to elect to receive a cash sum from the Subsidiary that then may employ or in the past had employed such Global Partner in lieu of such acquisition (or a combination of the foregoing);

Board of Directors. “Board of Directors” shall mean the Board of Directors of AMVESCAP plc;

Business Day. “Business Day” shall mean a day on which the Stock Exchange is open for the transaction of business.

Cause. “Cause” shall mean, when used in connection with the termination of a Participant’s employment, the termination of the Participant’s employment by the Company or a Subsidiary on account of (i) the willful violation by the Participant of (a) any law, (b) any rule of the Company or such Subsidiary or (c) any rule or regulation of any regulatory body to which the Company or such Subsidiary is subject, including, without limitation, the Stock Exchange or any other exchange or contract market of which the Company or such Subsidiary is a member, which violation would materially reflect on the Participant’s character, competence or integrity, (ii) a breach by a Participant of the Participant’s duty of loyalty to the Company and/or its Subsidiaries in contemplation of the Participant’s termination of employment with the Company or a Subsidiary, such as the Participant’s solicitation of customers or employees of the Company or any Subsidiary prior to the termination of his employment or (iii) the Participant’s unauthorized removal from the premises of the Company or a Subsidiary of any records, files, memoranda, data in machine readable form, reports, fee lists, customer lists, drawings, plans, sketches, or other documents (in any medium or form) relating to the business of the Company or a Subsidiary or the customers of the Company or a Subsidiary, including, but not limited to, all intellectual property and proprietary research which the Participant uses, develops or comes in contact with in the course of or as the result of his employment with the Company or a Subsidiary, as the case may be. Any rights the Company or a Subsidiary may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or such Subsidiary may have under any other agreement with the employee or at law or in equity. If, subsequent to a Participant’s voluntary termination of employment or involuntary termination of employment without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall, at the election of the Remuneration Committee in its sole discretion, be deemed for the purposes of this Plan to have been terminated for Cause.

Change in Control. “Change in Control” shall mean, with respect to the Company, the occurrence of any of the following events:
(a)	the stockholders of the Company shall approve a definitive agreement (i) for the merger or other business combination of the Company with or into another corporation, and with respect to the surviving public company, a majority of the directors of which were not directors of the Company immediately prior to such merger or combination and in which the stockholders of the Company immediately prior to the effective date of such merger or combination directly or indirectly own less than a majority of the voting power in such corporation or (ii) for the direct or indirect sale or other disposition of all or substantially all of the assets of the Company;

(b)	the acquisition by purchase, subscription or otherwise (including pursuant to a reconstruction or scheme of arrangement) by any person (or persons acting together, meaning persons party to an agreement to which section 204 of the Companies Act applies) of 20 percent or more of the relevant share capital of the Company (or any successor company to which all or the majority of the assets of the Company are transferred pursuant to any such reconstruction or scheme of arrangement);

(c)	the giving of notice of any general meeting of the Company at which a resolution will be proposed for the winding-up of the Company;

(d)	if under section 425 of the Companies Act, the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies;

(e)	any scheme of arrangement involving the reconstruction of the Company or the amalgamation of the Company with any other entity that is approved by the holders of Shares;

(f)	any person obtains Control of the Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or

(g)	a change in the composition of the Board of Directors such that individuals who, as of December 1, 2002, constituted the Board of Directors (generally the “Directors” and as of December 1, 2002, the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to December 1, 2002 whose nomination for election was approved by a vote of at least a majority of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors) shall be deemed to be a Continuing Director; and, with respect to a Subsidiary, the consummation of the sale of the capital stock or all or substantially all of the assets of such Subsidiary to, or the merger or other business combination of such Subsidiary with or into, a third party that is not affiliated with the Company or any Subsidiary.

For the purpose of sub-clause (f) above, a person shall be deemed to have obtained “Control of the Company” if he and others acting in concert with him have together obtained Control of it and “Control” shall mean, in relation to the Company, the power of a person to secure that the affairs of the Company are conducted in accordance with the wishes of that person by means of the holding of shares or the possession of voting power in or in relation to the Company or by virtue of any powers conferred by the articles of association of the Company;

Companies Act. “Companies Act” shall mean the Companies Act 1985 of Great Britain, as amended from time to time;

Company. “Company” shall mean AMVESCAP plc and any successor corporation which continues the Plan pursuant to Rule 8.6;

Demotion. “Demotion” shall mean, in relation to a Participant, his ceasing to be a Global Partner other than by reason of the termination of his employment with the Company or a Subsidiary;

Disability. “Disability” shall mean any physical or mental condition that would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company or a Subsidiary and applicable to the Participant;

Global Partner. “Global Partner” shall mean an employee of the Company or a Subsidiary, designated as such by the Company, who is resident for tax or securities law purposes at the time an Award is granted in a Province of Canada;

Participant. “Participant” shall mean any Global Partner or former Global Partner with respect to whom an Award, which has not previously lapsed, is outstanding;

Plan. “Plan” shall mean The AMVESCAP 2003 Share Option Plan (Canada), as constituted by these rules and as amended from time to time;

Remuneration Committee. “Remuneration Committee” shall mean the duly appointed Remuneration Committee, or any successor thereto, of the Board of Directors;

Shares. “Shares” shall mean the ordinary shares of the Company, or any other shares and/or other property into which the ordinary shares of the Company are converted pursuant to a stock split, reverse split, subdivision, reconstruction, amalgamation, scheme of arrangement, recapitalization, reorganization, merger, combination, consolidation, split-up or other similar corporate event;

Subsidiary. “Subsidiary” shall mean a corporation with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors;

Stock Exchange. “Stock Exchange” shall mean London Stock Exchange plc;

Trust. “Trust” shall mean any trust established for the purpose of acquiring Shares by way of subscription from the Company and selling such Shares to Participants upon the exercise of Awards;

Trustee. “Trustee” shall mean the entity from time to time serving as trustee of the Trust.

2.	EFFECTIVE DATE AND TERM

The Plan commenced on November 11, 2002 and shall continue in effect, as amended from time to time, in accordance with its terms until terminated by the Remuneration Committee or the Board of Directors. The Plan is a plan of the Company and a plan of each Subsidiary that is the employer of a Global Partner.

3.	ADMINISTRATION OF THE PLAN

The Trustee may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for administration and implementation of the Plan as it thinks fit. In the event of any dispute or disagreement as to the interpretation of the Plan, or of any such rule, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Remuneration Committee shall be final and binding upon all persons.

4.	ELIGIBILITY

All Global Partners shall be eligible to participate in the Plan in accordance with the terms of the Plan and the rules and procedures established by the Trustee. Subject to the definition of “Participant,” a Global Partner shall become a Participant effective as of the date on which such Global Partner is granted an Award hereunder.

5.	GRANT, VESTING AND LAPSE OF AWARDS

5.1	Grant of Awards. The Trustee may, on the basis of recommendations received from the Remuneration Committee, grant Awards (which may be of differing amounts) to any or all Global Partners. The Award shall specify the year to which it relates.

Each Participant’s Award shall be subject to the terms of the Plan applicable to that Participant and to such additional terms, if any, as may be adopted from time to time applicable to particular jurisdictions. No Participant shall have any right to receive any Award, Shares, cash or other property under the Plan other than in accordance with the terms of the Plan, including any applicable additional terms.

5.2	Vesting of Awards. Subject to the provisions as to lapse contained in this Rule 5 and Rule 6, an Award shall vest:
(a)	as to one third on the fifth anniversary of its date of grant;

(b)	as to one third on the sixth anniversary of its date of grant; and,

(c)	as to one third on the seventh anniversary of its date of grant;

the first Awards having been granted effective as of December 31, 2002.

Notwithstanding the foregoing, any Award(s) of a Participant which have not previously lapsed shall immediately vest in the event of such Participant’s termination of employment with the Company or a Subsidiary by reason of his death or Disability. Prior to vesting, an Award shall be completely unvested. Both vested and unvested Awards shall be subject to the terms of the Plan. A Participant shall have no rights with respect to the Shares underlying his vested and unvested Awards until such Award shall have been exercised.

5.3	Lapse of Awards. Upon termination of a Participant’s employment with the Company and its Subsidiaries or, at the discretion of the Remuneration Committee, upon Demotion of a Participant, any Award(s) granted to such Participant which have not vested shall lapse unless otherwise determined by the Remuneration Committee.

5.4	Date of Termination or Demotion. The date of a Participant’s termination of employment or Demotion shall be determined at the sole discretion of the Remuneration Committee. For purposes of the Plan, and unless otherwise determined by the Remuneration Committee, a Participant’s employment with the Company and any Subsidiary shall be considered to have terminated effective on the last day of his actual and active employment with the Company or Subsidiary, whether such day is selected by agreement or unilaterally by the Company or Subsidiary and whether with or without advance notice to the Participant. For greater certainty, unless otherwise determined by the Remuneration Committee acting in its sole discretion, no period of notice that is or ought to have been given under applicable law in respect of such termination of employment will be considered in determining entitlement under the Plan.

5.5	Acceleration of Vesting. The Remuneration Committee may, with the agreement of the Trustee, accelerate the vesting of any Award at any time at its sole discretion, provided that no such accelerated vesting shall take effect unless and until communicated to the Participant holding such Award.

5.6	Lapse of Awards for Gross Malfeasance. Notwithstanding any other provision of the Plan, Awards (whether vested or unvested) shall lapse in their entirety in the event that the Participant commits an act of gross malfeasance, such as theft of corporate property or client funds, against the Company or any Subsidiary, which act results in the termination of that Participant’s employment by the Company or Subsidiary, as appropriate.

5.7	Limits. The number of Shares which may be acquired on the exercise of an Award shall be determined on or before its grant at the discretion of the Remuneration Committee. The Trustee may grant Awards over a maximum of 3,500,000 Shares, or such greater number as may at any time and from time to time be agreed with the Company.

6.	EXERCISE OF AWARDS

6.1	Form. The exercise of any Award granted under the Plan shall be effected in such form and manner as the Trustee may from time to time prescribe and shall provide the Participant with an opportunity to elect to receive a cash sum in lieu of all or any of the Shares in respect of which the Award is exercised on any occasion in accordance with Rule 6.8 below.

6.2	Timing. Subject to the lapsing provisions of the Plan, an Award shall become exercisable, to the extent that it vests in accordance with Rules 5.2 or 5.5 above, and may be exercised to that extent at any time during the period of thirty days commencing on the later of:
(a)	the relevant vesting date; and,

(b)	the expiry of any prohibited period for dealings in the Company’s shares which shall be in force at any time during the thirty days immediately following the relevant vesting date.
To the extent that an Award shall not be exercised within such period, it shall, to that extent, lapse.

6.3	Death. Subject to Rule 5.6, if any Participant shall die before exercising an Award and at a time when he is either a Global Partner or entitled to exercise the Award by virtue of sub-clause 6.4 below, the Award may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

6.4	Leaving service. Subject to Rule 5.6, if any Participant shall cease to be a Global Partner (otherwise than by reason of his death or Demotion), the following provisions shall apply in relation to any Award held by him, whether or not vested:
(a)	if he so ceases by reason of Disability or the disposal of any company, business or part of a business to which his office or employment relates, the Award may (and subject to sub-clause 6.3 must, if at all) be exercised within six months of his so ceasing; and,

(b)	if he so ceases for any other reason, the Award may not be exercised at all unless and to the extent that the Remuneration Committee shall so permit.
6.5	Overriding lapse. Notwithstanding any other provision of the Plan, an Award granted under the Plan may not be exercised after the expiration of the period of ten years beginning with its date of grant.

6.6	Acquisition and Sale of Shares. Subject to obtaining any such approval or consent as may be required, within thirty days after an Award under the Plan has been exercised by any person, the Trustee shall sell to him the number of Shares in respect of which the Award has been exercised. The Trustee shall acquire such Shares only by subscription from the Company.

6.7	Dividends and other distributions. Shares transferred pursuant to the Plan will not entitle the Participant to any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of their transfer to the Participant.

6.8	Cash election. If and to the extent that a Participant shall on the exercise of an Award elect to receive a cash sum in lieu of shares, the Company shall cause any Subsidiary which may then employ or previously have employed the Participant to make a cash payment to such Participant within 30 days of such exercise, and these Rules (including, without prejudice to the generality of the foregoing, Rule 8) shall apply to such exercise, with any necessary modifications.

7.	SECURITIES MATTERS

The Company shall use its best efforts to ensure that any securities distributed to Participants hereunder are marketable at the time of distribution. Notwithstanding anything herein to the contrary, the Company shall not be obliged to cause to be delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the Stock Exchange and any other securities exchange on which Shares are traded. The Trustee or the Remuneration Committee may require, as a condition of the delivery of certificates evidencing Shares pursuant to the terms hereof, the recipient of such Shares to make such covenants, agreements and representations, and that such certificates bear such legends, as the Trustee or the Remuneration Committee, in its discretion, deems necessary or desirable, provided that any such legends shall not contravene any rules or regulations of the Stock Exchange or any applicable statute.

8.	TAXES AND WITHHOLDING

8.1	Taxes. As a condition of the making, vesting and/or exercise of any Award, or the lapse of the restrictions pertaining thereto, the Company or a Subsidiary may require a Participant to pay such sum to the Company or such Subsidiary as may be necessary to discharge the Company’s or such Subsidiary’s obligations with respect to any taxes, withholding, assessment or other governmental charge imposed on property or income received by the Participant pursuant to the Plan. In accordance with the rules and procedures established by the Trustee, and in the discretion of the Remuneration Committee, such payment may be in the form of cash or other property.

8.2	Withholding. The Company and the Subsidiaries shall have the right to withhold from any cash or property payable to a Participant (including any salary, bonus or any other amount payable from the Company or a Subsidiary to the Participant) an amount sufficient to satisfy applicable withholding tax requirements, prior to a distribution of Share certificates or other property under the Plan or to direct the Trustee to sell any Shares or other property credited to a Participant’s Account in respect of vested Awards to satisfy applicable withholding tax requirements. In order to satisfy such taxes, assessments or other governmental charges, the Remuneration Committee may direct the Trustee to pay to the Company or a Subsidiary an amount to satisfy such obligation and to pay the balance to the Participant. At the direction of the Participant and subject to the approval of the Remuneration Committee, the Trustee, the Company and its Subsidiaries may deduct or withhold from any payment or distribution to a Participant whether or not pursuant to the Plan in order to satisfy required withholding obligations under the Plan.

9.	EMPLOYMENT RIGHTS

Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsidiary at any time to terminate such employment or demote such Participant from the status of “Global Partner” without prior notice at any time for any or no reason. Each Participant shall, by participating in the Plan, waive all and any right to compensation or damages in consequence of the termination of his office or employment with the Company or a Subsidiary for any reason whatsoever in so far as these rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination. Nothing in the Plan shall be deemed to give any employee of the Company or a Subsidiary any right to participate in the Plan.

10.	RESTRICTIONS ON TRANSFER

No transfer (other than any transfer made by will or by the laws of descent and distribution), charge or encumbrance by a Participant of any Award, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such Award, and the transfer, charge or encumbrance shall be of no force and effect.

11.	CHANGE IN CONTROL

11.1	Change in Control. In the event of a Change in Control of the Company or a Participant’s employer, all of a Participant’s unvested Award(s) shall immediately vest if (i) the Participant’s employment with the Company and its Subsidiaries is involuntarily terminated other than for Cause or (ii) the Participant voluntarily terminates employment with the Company and its Subsidiaries for “good reason” which shall mean (a) reduction in compensation following the Change in Control or (b) reduction in responsibilities or position following the Change in Control.

11.2	Consolidation or Merger of the Company. In the event of the consolidation, amalgamation, combination or merger of the Company with or into any other corporation, or the sale by the Company of substantially all of its assets, the resulting successor may continue the Plan by adopting the same by resolution of its board of directors and by executing a proper supplemental agreement to the Trust Agreement with the Trustee. If within ninety days from the effective date of such consolidation, amalgamation, combination, merger or sale of assets, such new corporation does not adopt the Plan, the rights of all affected participants to their respective benefits with respect to vested and unvested Awards shall vest as of the effective date of such consolidation, amalgamation, combination, merger or sale of assets.

12.	SET-OFF

In the event that the Company or a Subsidiary has any claims against a Participant, the Company or Subsidiary (as the case may be) may, in its discretion, offset such claims against its obligations to such Participant under the Plan. The Company or Subsidiary, as the case may be, shall give notice to the Participant of any set-off effected under this Rule.

13.	VARIATION OF CAPITAL

In the event of any variation of the share capital of the Company (whenever effected) whether by way of capitalisation or rights issue, or sub-division, consolidation or reduction or otherwise, the Board may determine that such adjustments as it considers appropriate shall be made, and the terms of any Award in respect of which an adjustment is so determined to be made shall be deemed to be adjusted accordingly.

An adjustment made under this sub-clause may be to one or more of the following:-

(a)	the number of shares in respect of which any Award granted under the Plan may be exercised;

(b)	the price at which shares may be acquired by the exercise of any such Award;

(c)	where any such Award has been exercised but no share has been transferred pursuant to such exercise, the number of shares which may be so transferred and the price at which they may be acquired.
As soon as reasonably practicable after any adjustment shall have been deemed to be made under this Rule, the Board shall give notice in writing thereof to any Participant affected thereby.

14.	EXPENSES

Subject to the Trust Agreement, all expenses and costs in connection with the administration of the Plan shall be borne by the Company and the Subsidiaries.

15.	TITLES AND HEADINGS NOT TO CONTROL

The titles and headings of the Plan are placed herein for convenience of reference only and shall not affect the meaning of any of the provisions of the Plan.

16.	AMENDMENT AND TERMINATION OF PLAN

The Remuneration Committee may modify, amend, suspend or terminate this Plan in whole or in part at any time, provided that, such modification, amendment, suspension or termination shall not, without a Participant’s consent, affect adversely the rights of a Participant with respect to outstanding Awards that have not previously lapsed; provided further, that the Remuneration Committee may, without a Participant’s consent, amend the Plan from time to time in such a manner as may be necessary to avoid the current taxation of the assets held in the Trust. In this regard, neither a Participant’s incurring a tax liability nor the loss of an investment opportunity as a result of the termination of the Plan shall be considered an impairment of the rights of a Participant.

Upon termination of the Plan or the Trust, unvested Awards of each Participant shall immediately vest.

17.	GOVERNING LAW

The Plan, as amended from time to time, and all rights hereunder shall be governed by, administered and enforced in accordance with the laws of England.